Tortoise Capital Resources Corp. Releases Fiscal 2010 Third Quarter Financial Results

LEAWOOD, Kan., Oct 07, 2010 (BUSINESS WIRE) -- Tortoise Capital Resources Corp. (NYSE: TTO) (the company) today announced that it has filed its Form 10-Q for its third quarter ended Aug. 31, 2010.

Recent Highlights

•	Net assets of $88.8 million or $9.74 per share as of Aug. 31, 2010, an increase of 12 percent over last quarter
•	Third quarter 2010 distribution of $0.10 per share paid Sept. 1, 2010

Performance Review

On Sept. 1, 2010, the company paid a distribution of $0.10 per common share, the same amount as the prior quarter. The company determines the amount of distributions paid to stockholders based on distributable cash flow (DCF), which is distributions received from investments less total expenses. In May, the company received additional capital gain proceeds of $585,000 from Mowood, LLC as a result of a contingent payment from the February sale of its Timberline Energy subsidiary. TTO elected to include these capital gain proceeds in its distribution last quarter and this quarter, enabling a distribution of $0.10 per share. The company believes it will have sufficient cash flow to pay a $0.10 per share distribution through the first quarter of 2011, subject to Board of Directors approval, continued portfolio company distributions at current levels, and anticipated non-recurring payments from its portfolio companies.

Net Asset Value

At Aug. 31, 2010, the company's net asset value was $9.74 per share compared to $8.69 per share at May 31, 2010, an increase of approximately 12 percent. The increase in net asset value is largely attributable to the increase in the fair value of International Resource Partners LP (IRP).

Portfolio Review

As of Aug. 31, 2010, the fair value of the company's investment portfolio (excluding short-term investments) totaled $84.6 million, including equity investments of $79.8 million and debt investments of $4.8 million. The company's portfolio is diversified among approximately 45 percent midstream and downstream investments, 10 percent upstream, and 45 percent in aggregates and coal. The weighted average yield-to-cost on the investment portfolio (excluding short-term investments) as of Aug. 31, 2010 was 5.4 percent.

IRP's significant outperformance relative to budget, along with the recent robust pricing in the IPO and M&A markets for coal producers, resulted in an $11.4 million increase in the fair value of IRP this quarter. IRP continues to significantly outperform due in part to the strong metallurgical coal market, and improved production and cost controls. IRP also increased its quarterly distribution from $0.45 per unit to $0.50 per unit this quarter.

The fair value of VantaCore Partners LP (VantaCore) decreased approximately $1.5 million this quarter. VantaCore was unable to meet its minimum quarterly distribution (MQD) in cash for all unit holders for the quarter ended June 30, 2010. Common unit holders received a cash distribution equal to MQD of $0.475 for the quarter, due to preferred unit holders' acceptance of a paid-in-kind distribution. VantaCore's poor performance has been driven primarily by the underperformance of its Southern Aggregates subsidiary, which has experienced lower demand and pricing coupled with higher than expected costs.

The fair value of High Sierra, inclusive of the interest in the general partner, increased by approximately $550,000 this quarter. Monroe Gas Storage (High Sierra's underground gas storage business unit) cured the alleged technical defaults in its credit agreement which required additional capital investments. Based on recent modeling of the reservoir, the project has shown improved storage capacity which should lead towards significant improvement in 2011 EBITDA. High Sierra did not declare a cash distribution again this quarter as a result of its decision to reserve its DCF for anticipated capital expenditures; a decision its board of directors felt was in the best long-term interests of the partnership. High Sierra extended its existing credit facility through Dec. 15, 2010, and continues discussions with its lenders and expects to reach a long-term solution by the end of 2010. High Sierra reported year-to-date operating results through June 2010 below budget. Its crude oil gathering and natural gas liquids marketing companies continue to underperform due to lack of available credit and decreased margins; however the oilfield water recycling and discharge company continues to exceed budget.

Earnings Call

The company will host a conference call at 4 p.m. CDT on Thursday, Oct. 7, 2010 to discuss its financial results for the fiscal quarter ended Aug. 31, 2010. Please dial-in approximately five to 10 minutes prior to the scheduled start time.

U.S./Canada: (877) 941-2333

International: (480) 629-9723

The call will also be webcast in a listen-only format. A link to the webcast will be accessible at www.tortoiseadvisors.com.

A replay of the call will be available beginning at 6:00 p.m. CDT on Oct. 7, 2010 and continuing until 11:59 p.m. CDT Oct. 21, 2010, by dialing (800) 406-7325 (U.S./Canada). The replay access code is 4358570#. A replay of the webcast will also be available on the company's Web site at www.tortoiseadvisors.com through Oct. 7, 2011.

About Tortoise Capital Resources Corp.

Tortoise Capital Resources invests primarily in privately-held and micro-cap public companies operating in the U.S. energy infrastructure sector.

About Tortoise Capital Advisors, LLC

Tortoise is an investment manager specializing in listed energy infrastructure investments, such as pipeline and power companies. As of Sept. 30, 2010, the adviser had approximately $5.2 billion of assets under management in six NYSE-listed investment companies and private accounts. For more information, visit our Web site at www.tortoiseadvisors.com.

Safe Harbor Statement

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Forward-Looking Statement

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although the company and Tortoise Capital Advisors believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the company's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, the company and Tortoise Capital Advisors do not assume a duty to update this forward-looking statement. Any distribution paid in the future to our stockholders will depend on the actual performance of the company's investments, its costs of leverage and other operating expenses and will be subject to the approval of the company's Board and compliance with asset coverage requirements of the Investment Company Act of 1940 and the leverage covenants.

Tortoise Capital Resources Corporation
STATEMENTS OF ASSETS & LIABILITIES
	August 31, 2010	November 30, 2009
	(Unaudited)
Assets
Investments at fair value, control (cost $19,565,433 and $28,180,070, respectively)	$24,883,047	$33,458,046
Investments at fair value, affiliated (cost $31,093,559 and $52,676,299, respectively)	43,753,715	41,658,847
Investments at fair value, non-affiliated (cost $22,748,896 and $9,568,566, respectively)	17,810,327	8,865,047
Total investments (cost $73,407,888 and $90,424,935, respectively)	86,447,089	83,981,940
Receivable for Adviser expense reimbursement	95,587	49,843
Receivable for investments sold	387	-
Dividends receivable	86	87
Deferred tax asset	3,690,739	5,429,391
Prepaid expenses and other assets	42,437	16,792
Total assets	90,276,325	89,478,053
Liabilities
Base management fees payable to Adviser	286,761	299,060
Distribution payable to common stockholders	911,649	-
Accrued expenses and other liabilities	260,223	282,408
Short-term borrowings	-	4,600,000
Total liabilities	1,458,633	5,181,468
Net assets applicable to common stockholders	$88,817,692	$84,296,585
Net Assets Applicable to Common Stockholders Consist of:
Warrants, no par value; 945,594 issued and outstanding at August 31, 2010 and November 30, 2009 (5,000,000 authorized)	$1,370,700	$1,370,700
Capital stock, $0.001 par value; 9,116,456 shares issued and outstanding at August 31, 2010 and 9,078,090 issued and outstanding at November 30, 2009	9,116	9,078
(100,000,000 shares authorized)
Additional paid-in capital	99,170,032	101,929,307
Accumulated net investment loss, net of income taxes	(3,585,186)	(3,304,416)
Accumulated realized loss, net of income taxes	(18,654,924)	(14,041,614)
Net unrealized appreciation (depreciation) of investments, net of income taxes	10,507,954	(1,666,470)
Net assets applicable to common stockholders	$88,817,692	$84,296,585
Net Asset Value per common share outstanding (net assets applicable to common stock, divided by common shares outstanding)	$9.74	$9.29

Tortoise Capital Resources Corporation
Distributable Cash Flow	For the three months ended August 31, 2010	For the three months ended August 31, 2009	For the nine months ended August 31, 2010	For the nine months ended August 31, 2009
Total from Investments
Distributions from investments	$889,895	$1,635,662	$3,226,050	$6,179,444
Distributions paid in stock	21,746	-	42,718	-
Interest income from investments	182,622	201,918	563,675	605,916
Dividends from money market mutual funds	230	304	680	1,449
Other income	8,000	15,000	27,080	45,000
Total from Investments	1,102,493	1,852,884	3,860,203	6,831,809
Operating Expenses Before Leverage Costs
Advisory fees (net of expense reimbursement by Adviser)	191,174	267,982	707,529	877,111
Other operating expenses	168,115	266,601	558,860	720,196
Total Operating Expenses, before Leverage Costs	359,289	534,583	1,266,389	1,597,307
Distributable cash flow before leverage costs	743,204	1,318,301	2,593,814	5,234,502
Leverage costs	-	134,987	45,619	562,945
Distributable Cash Flow	$743,204	$1,183,314	$2,548,195	$4,671,557
Capital gain proceeds	292,500	-	585,000	-
Cash Available for Distribution	$1,035,704	$1,183,314	$3,133,195	$4,671,557
Distributions paid on common stock	$911,646	$1,173,679	$3,001,701	$4,405,226
Payout percentage for period (1)	88%	99%	96%	94%
DCF/GAAP Reconciliation
Distributable Cash Flow	$743,204	$1,183,314	$2,548,195	$4,671,557
Adjustments to reconcile to Net Investment Income (Loss), before Income Taxes:
Distributions paid in stock (2)	(21,746)	-	(42,718)	56,514
Return of capital on distributions received from equity investments	(1,057,882)	(1,075,398)	(2,713,281)	(5,792,784)
Non-recurring professional fees	(202,619)	-	(241,500)	-
Net Investment Income (Loss), before Income Taxes	$(539,043)	$107,916	$(449,304)	$(1,064,713)
(1) Distributions paid as a percentage of Cash Available for Distribution.
(2)
Distributions paid in stock for the three and nine months ended August 31, 2010 were paid as part of normal operations and are included in DCF. Distributions paid in stock for the nine months ended August 31, 2009 were paid in stock as a result of credit

Tortoise Capital Resources Corporation
STATEMENTS OF OPERATIONS
(Unaudited)
	For the three months ended August 31, 2010	For the three months ended August 31, 2009	For the nine months ended August 31, 2010	For the nine months ended August 31, 2009
Investment Income
Distributions from investments
Control investments	$485,379	$555,879	$1,519,638	$1,714,309
Affiliated investments	250,000	856,891	1,331,891	2,522,267
Non-affiliated investments	154,516	222,892	374,521	1,999,382
Total distributions from investments	889,895	1,635,662	3,226,050	6,235,958
Less return of capital on distributions	(1,057,882)	(1,075,398)	(2,713,281)	(5,792,784)
Net distributions from investments	(167,987)	560,264	512,769	443,174
Interest income from control investments	182,622	201,918	563,675	605,916
Dividends from money market mutual funds	230	304	680	1,449
Fee income	8,000	15,000	27,080	45,000
Total Investment Income	22,865	777,486	1,104,204	1,095,539
Operating Expenses
Base management fees	286,761	321,578	906,387	1,052,533
Professional fees	290,606	176,947	529,461	451,056
Directors' fees	17,543	22,080	76,975	65,817
Reports to stockholders	16,053	15,409	47,930	45,890
Administrator fees	13,382	15,007	42,298	49,118
Fund accounting fees	6,442	8,032	20,453	24,772
Registration fees	6,297	7,891	19,148	23,501
Stock transfer agent fees	3,403	3,556	9,995	10,140
Franchise tax expense	2,798	-	10,328	-
Custodian fees and expenses	1,457	5,315	5,787	13,075
Other expenses	12,753	12,364	37,985	36,827
Total Operating Expenses	657,495	588,179	1,706,747	1,772,729
Interest expense	-	134,987	45,619	562,945
Total Expenses	657,495	723,166	1,752,366	2,335,674
Less expense reimbursement by Adviser	(95,587)	(53,596)	(198,858)	(175,422)
Net Expenses	561,908	669,570	1,553,508	2,160,252
Net Investment Income (Loss), before Income Taxes	(539,043)	107,916	(449,304)	(1,064,713)
Deferred tax benefit (expense)	202,195	(26,733)	168,534	(119,633)
Net Investment Income (Loss)	(336,848)	81,183	(280,770)	(1,184,346)
Realized and Unrealized Gain (Loss) on Investments
Net realized gain on control investments	-	-	2,163,001	-
Net realized loss on affiliated investments	-	(165,427)	(9,624,557)	(338,572)
Net realized loss on non-affiliated investments	(1,340,452)	(10,591,042)	(2,552,341)	(18,252,872)
Net realized loss, before income taxes	(1,340,452)	(10,756,469)	(10,013,897)	(18,591,444)
Deferred tax benefit (expense)	4,102,850	(1,468,249)	5,400,587	(2,088,966)
Net realized gain (loss) on investments	2,762,398	(12,224,718)	(4,613,310)	(20,680,410)
Net unrealized appreciation (depreciation) of control investments	(729,984)	1,130,655	39,638	4,288,137
Net unrealized appreciation (depreciation) of affiliated investments	12,627,879	(311,350)	23,677,608	(5,215,233)
Net unrealized appreciation (depreciation) of non-affiliated investments	1,092,409	9,907,190	(4,235,050)	15,102,387
Net unrealized appreciation, before income taxes	12,990,304	10,726,495	19,482,196	14,175,291
Deferred tax benefit (expense)	(4,872,663)	1,319,533	(7,307,772)	1,592,760
Net unrealized appreciation of investments	8,117,641	12,046,028	12,174,424	15,768,051
Net Realized and Unrealized Gain (Loss) on Investments	10,880,039	(178,690)	7,561,114	(4,912,359)
Net Increase (Decrease) in Net Assets Applicable to Common Stockholders
Resulting from Operations	$10,543,191	$(97,507)	$7,280,344	$(6,096,705)
Net Increase (Decrease) in Net Assets Applicable to Common Stockholders
Resulting from Operations Per Common Share:
Basic and Diluted	$1.16	$(0.01)	$0.80	$(0.68)
Weighted Average Shares of Common Stock Outstanding:
Basic and Diluted	9,116,456	9,014,094	9,098,005	8,997,031

SOURCE: Tortoise Capital Resources Corp.

Tortoise Capital Advisors, LLC
Pam Kearney, 866-362-9331
Investor Relations
pkearney@tortoiseadvisors..com